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                                                                    EXHIBIT 20.1

                                 PRESS RELEASE
                            TAVA TECHNOLOGIES, INC.

              TAVA TECHNOLOGIES AWARDED CONTRACTS FROM POLAROID
                       AND MAJOR PHARMACEUTICAL COMPANY


Englewood, CO - July 7, 1998 - TAVA Technologies, Inc. (Nasdaq: TAVA) a global supplier of integrated manufacturing systems, reported today that it has reached agreement with the Polaroid Corporation (NYSE: PRD) and a major Fortune 500 pharmaceutical company to provide TAVA's Plant Y2k One-TM- tools and services to address year 2000 readiness in process control and factory automation.

The Polaroid contract covers 11 facilities around the world.

The contract with the pharmaceutical company covers 26 plants with national and international locations and has an estimated value of more than $3,000,000 through the inventory and assessment stage only. Tools and database reports make up more than 85% of the initial contract value. Services will be billed on a time and expense basis as work is executed.

TAVA (www.tavatech.com) provides factory automation and control systems integration, helping clients in the manufacturing and process industries integrate their processes, applications, hardware and software into seamless manufacturing enterprises. Located in 11 regional offices throughout the U.S., TAVA has a staff of more than 400.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of federal securities laws. Forward-looking statements represent management's best judgment as to what may occur in the future, but are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected. Such factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, and failure to capitalize upon access to new clientele. Specific risks and uncertainties which may affect forward-looking statements about the Company's Plant Y2K One-TM- business and prospects include the possibility that a competitor will develop a more comprehensive or less expensive Y2K solution, failure to meet increased staffing needs and delays in market awareness of TAVA and its product and service solutions. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 and in subsequent reports filed with the SEC, to which reference should be made.


Contacts:
TAVA Technologies, Inc.                           Pacific Consulting Group, Inc.
John Jenkins, CEO                                 Scott Liolios
Douglas H. Kelsall, CFO                           Telephone: (714) 574-3860
Telephone: (303) 771-9794